                                                                    Exhibit 2(g)

                                                                  EXECUTION COPY

           ---------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                         for the sale of radio station

                             WYSY, Aurora, Illinois

                                      from

                       Infinity Holdings Corp. of Orlando

                                       to

                       Spanish Broadcasting System, Inc.

                          Dated as of August 22, 1996

           ---------------------------------------------------------


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                               TABLE OF CONTENTS

                                                                                      Page
ARTICLE 1

         ASSETS TO BE CONVEYED........................................................ 2
         1.1.     Closing............................................................. 2
         1.2.     Transfer of Assets.................................................. 2
         1.3.     Excluded Assets..................................................... 3

ARTICLE 2

         PURCHASE PRICE............................................................... 3
         2.1.     Purchase Price...................................................... 3
         2.2.     Payment of Purchase Price........................................... 4
         2.3.     Allocation.......................................................... 4

ARTICLE 3

         ASSUMPTION OF OBLIGATIONS.................................................... 4
         3.1.     Assumption of Obligations........................................... 4
         3.2.     Limitation.......................................................... 5

ARTICLE 4

         PRORATIONS................................................................... 5

ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF SELLER..................................... 5
         5.1.     Organization and Standing........................................... 5
         5.2.     Authorization and Binding Obligation................................ 5
         5.3.     Absence of Conflicting Agreements or Required Consents.............. 6
         5.4.     FCC Authorizations.................................................. 6
         5.5.     Title to and Condition of Personal Property......................... 6
         5.6.     Assumed Contracts................................................... 7
         5.7.     Litigation.......................................................... 7
         5.8.     Compliance With Laws................................................ 7
         5.9.     Broker's Fees....................................................... 8
         5.10.    Bankruptcy.......................................................... 8
         5.11.    Utilities........................................................... 8
         5.12.    Assets for Operations............................................... 8
         5.13.    FCC Processing...................................................... 9

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
ARTICLE 6

         REPRESENTATIONS AND WARRANTIES OF BUYER.................................  9
         6.1.     Organization and Standing......................................  9
         6.2.     Authorization and Binding Obligation...........................  9
         6.3.     FCC Qualifications.............................................  9
         6.4.     Absence of Conflicting Agreements or Required Consents.........  9
         6.5.     Broker's Fees.................................................. 10
         6.6.     Bankruptcy..................................................... 10

ARTICLE 7

         GOVERNMENTAL CONSENTS................................................... 10
         7.1.     FCC Application.  ............................................. 10
         7.2      Compliance with HSRA........................................... 11
         7.3      Other Governmental Consents.................................... 11

ARTICLE 8

         COVENANTS............................................................... 12
         8.1.     Conduct of Business............................................ 12
         8.2.     Notification................................................... 12
         8.3.     Third-Party Consents........................................... 13
         8.4.     Pre-Closing Efforts............................................ 13
         8.5.     Risk of Loss................................................... 14
         8.6.     Confidentiality................................................ 14
         8.7.     Further Assurances............................................. 14
         8.8.     Access......................................................... 14
         8.9.     Employee Matters............................................... 15

ARTICLE 9

         CONDITIONS PRECEDENT.................................................... 15
         9.1.     To Buyer's Obligations......................................... 15
         9.2      To Seller's Obligations........................................ 16

ARTICLE 10

         DOCUMENTS TO BE DELIVERED AT THE CLOSING................................ 17
         10.1.    Documents to be Delivered by Seller............................ 17
         10.2.    Documents to be Delivered by Buyer............................. 17

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
ARTICLE 11

         INDEMNIFICATION, SURVIVAL............................................... 18
         11.1.    Seller's Indemnities........................................... 18
         11.2.    Buyer's Indemnities............................................ 18
         11.3.    Procedure for Indemnification.................................. 19
         11.4.    Limitations.   ................................................ 20
         11.5.    Survival of Representations, Warranties and Covenants.......... 20
         11.6.    Sole Remedy.................................................... 20

ARTICLE 12

         TERMINATION RIGHTS...................................................... 21
         12.1.    Termination.................................................... 21
         12.2.    Effect of Termination.......................................... 21

ARTICLE 13

         REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE............................. 22
         13.1. Default by Seller; Specific Performance. ......................... 22
         13.2. Default by Buyer; Liquidated Damages.............................. 22

ARTICLE 14

         OTHER PROVISIONS........................................................ 22
         14.1.    Transfer Taxes and Expenses.................................... 22
         14.2.    Benefit and Assignment......................................... 22
         14.3.    Entire Agreement; Schedules; Amendment; Waiver................. 23
         14.4.    Headings....................................................... 23
         14.5.    Computation of Time............................................ 23
         14.6.    Governing Law; Waiver of Jury Trial............................ 23
         14.7.    Attorneys' Fees................................................ 24
         14.8.    Severability................................................... 24
         14.9.    Notices........................................................ 24
         14.10.   Counterparts................................................... 25
         14.11    Exclusive Dealings............................................. 25

ARTICLE 15

         DEFINITIONS............................................................. 26
         15.1.    Defined Terms.................................................. 26
         15.2.    Miscellaneous Terms............................................ 29

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EXHIBITS

         Exhibit A         Promissory Note
         Exhibit B         Unwind Agreement

SCHEDULES

         Schedule 1.2(a)   FCC Licenses
         Schedule 1.2(e)   Main Studio and Transmitter Site Leases
         Schedule 1.2(f)   Office Lease
         Schedule 5.3      Seller's Required Consents
         Schedule 5.4      Equipment Leases



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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement"), made as of the 22nd day of August 1996, is between Infinity Holdings Corp. of Orlando, a Delaware corporation ("Seller"), and Spanish Broadcasting System, Inc., a Delaware corporation ("Buyer").

         Seller is a wholly-owned subsidiary of Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"). Seller is in the process of acquiring radio station WYSY-FM, 107.9 mHz, Aurora, Illinois (the "Station"), along with radio station WCKG(FM), Chicago, Illinois, from Cox Broadcasting, Inc. and WCKG, Inc. pursuant to an Asset Exchange Agreement dated as of June 26, 1996 (the "Cox Agreement").

         Infinity has entered into an Agreement and Plan of Merger dated as of June 20, 1996 (the "Merger Agreement"), pursuant to which Infinity will become a wholly owned subsidiary of Westinghouse Electric Corporation, a Pennsylvania corporation ("Westinghouse"). Under the Communications Act of 1934, as amended (the "Act"), Westinghouse may not own more than five FM radio stations in the Chicago market. Infinity and Westinghouse, through subsidiaries, each is currently the licensee of two FM radio stations in the Chicago market. Infinity, through the Cox Agreement, is in the process of acquiring two more FM stations. But for the divesture of one FM radio station, Westinghouse, after the merger with Infinity (the "Merger"), and consummation of the asset exchange under the Cox Agreement, would be directly or indirectly the licensee of six FM radio stations in the Chicago market, one in excess of the maximum number permitted by the Act.

         To ensure compliance with the Act, Infinity and Westinghouse have committed to the Federal Communications Commission (the "FCC") to divest one of their FM radio stations in the Chicago market prior to consummation of the Merger.

         Buyer has expressed an interest in acquiring certain assets used in the operation of the Station, including its FCC Licenses (as defined below), and other assets currently held by Infinity Broadcasting Corporation of Illinois, a Delaware corporation ("Infinity-Illinois") and a wholly owned subsidiary of Infinity. Infinity has agreed to sell the Station Assets (as defined below) to Buyer, subject to consummation of the asset exchange pursuant to the Cox Agreement and the Merger pursuant to the Merger Agreement.

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         Therefore, the parties agree as follows:

                                   ARTICLE 1

                             ASSETS TO BE CONVEYED

         1.1. CLOSING. Subject to SECTION 12.1 (Termination Rights), the closing (the "Closing") of the sale and purchase of the Station Assets, as defined below, shall take place in the offices of Leventhal, Senter & Lerman, 2000 K Street, N.W., Washington, D.C., at 10:00 a.m., local time, on the last to occur of the following: (a) the day on which the Merger is being consummated; (b) the day on which the asset exchange pursuant to the Cox Agreement is being consummated; and (c) the fifth (5th) business day following the FCC's grant of the FCC Application, or at such other place, time or date as Buyer and Seller may agree in writing.

         1.2. TRANSFER OF ASSETS. At the Closing, Seller shall sell, assign, transfer and convey, or cause Infinity-Illinois to sell, assign, transfer and convey, to Buyer, and Buyer shall purchase from Seller and Infinity-Illinois, the following assets (the "Station Assets"):

                  (a) all of Seller's rights in and to the FCC licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued to or held by Seller exclusively in connection with the conduct of the business and operation of the Station, including any pending applications therefor, as set forth in Schedule 1.2(a) (the "FCC Licenses").

                  (b) all of Seller's right, title and interest in the equipment, spare parts and other tangible personal property located at the Station's transmitter and used or held for use exclusively in the operation of the Station (the "Transmitter Site Equipment");

                  (c) all of Seller's right, title and interest in the equipment, spare parts and other tangible personal property located at 620 Eola Road, Aurora, Illinois, and used in the operation of the Station (the "Main Studio Equipment");

                  (d) all of Infinity-Illinois's right, title and interest in the equipment, spare parts, furniture and other physical property located at 180 N. Michigan Avenue, Chicago, Illinois, and used or held for use exclusively in the operation of FM radio station WJMK, Chicago, Illinois (the "WJMK Studio

Equipment," and together with the Transmitter Site Equipment and the Main Studio Equipment, the "Personal Property");

                  (e) all of Seller's rights under and interest in, to the extent assignable, the leases contained in Schedule 1.2(e) (the "Main Studio and Transmitter Site Leases");

                  (f) all of Infinity-Illinois's rights under and interest in, to the extent assignable, the lease for office space at 180 N. Michigan Avenue, Chicago, Illinois, contained in Schedule 1.2(f) (the "Office Space Lease," and together with the Main Studio and Transmitter Site Leases, the "Assumed Contracts"); and

                  (g) the Station's public inspection file, filings with the FCC related to the Station, executed copies of all written Assumed Contracts, and such technical information, engineering data, rights under manufacturers' warranties as exist at Closing and relate exclusively to the Personal Property being conveyed hereunder.

The Station Assets shall be delivered without any representation or warranty by Seller except as expressly set forth in this Agreement, and Buyer acknowledges that is has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in ARTICLE 5 hereof. The Station Assets shall be conveyed to Buyer free and clear of all Liens, except as otherwise expressly provided in this Agreement.

         1.3. EXCLUDED ASSETS. Except as set forth in SECTION 1.2, the Station Assets shall not include any properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, of Seller, Infinity-Illinois, Infinity, Westinghouse or any of their affiliates.

                                   ARTICLE 2

                                 PURCHASE PRICE

         2.1. PURCHASE PRICE.

                  (a) The purchase price ("Purchase Price") for the Station Assets shall be $33,000,000.

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                  (b) The parties stipulate that the Purchase Price is not
based upon the ratings or financial performance of the Station, because Buyer is neither purchasing the Station as a going concern nor acquiring any goodwill or intellectual property of the Station. Therefore, the Seller makes no representation or warranty as to the Station's ratings or cash flow from the date of this Agreement to and after the Closing, and Buyer's obligations under this Agreement are not conditioned in any way on the Station's financial performance between the date of this Agreement and the Closing.

         2.2. PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price as follows:

                  (a) On the Closing Date, Buyer shall pay $30,000,000 by wire transfer prior to 3:00 p.m., Washington, D.C. time, of immediately available federal funds to an account at a bank or financial institution pursuant to wire instructions that Seller shall deliver to Buyer at least one (1) business day prior to the Closing Date.

                  (b) On the Closing Date, Buyer shall execute and deliver to Seller a promissory note with a principal amount of $3,000,000 and otherwise in a form reasonably acceptable to Seller and containing the provisions set forth in Exhibit A (the "Promissory Note").

         2.3. ALLOCATION. If Buyer and Seller are unable to agree between the date hereof and the Closing on an allocation of the Purchase Price for income tax purposes, Buyer shall arrange for an appraisal of the value of the tangible assets included in the Station Assets. Any such appraisal shall be completed within one hundred eighty (180) days after the Closing, and, based upon such appraisal, if prepared, Buyer shall prepare an initial draft of IRS Form 8594. Buyer shall forward such form to Seller for its approval. If the parties reach an agreement on the contents of IRS Form 8594, Buyer and Seller shall each file the IRS Form 8594 finally agreed upon by the parties with their respective federal income tax return for the tax year in which the Closing occurs.

                                   ARTICLE 3

                           ASSUMPTION OF OBLIGATIONS

         3.1. ASSUMPTION OF OBLIGATIONS. At the Closing, Buyer shall assume and undertake to pay, satisfy or discharge (a) all liabilities, obligations and

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commitments of Seller or Infinity-Illinois under the Assumed Contracts, arising or accruing after 12:01 a.m., Chicago time, on the Closing Date (the "Effective Time"), and (b) all liabilities, obligations and commitments arising from or relating to the ownership of the Station Assets after the Effective Time.

         3.2. LIMITATION. Except as set forth in this SECTION 3.1, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller or Infinity-Illinois of any nature whatsoever.

                                   ARTICLE 4

                                   PRORATIONS

         All expenses arising from the operation of the Station Assets prior to Closing shall be paid by Seller. All expenses arising from the operation of the Station Assets after Closing shall be paid by Buyer. Any real estate taxes shall be apportioned on the basis of the number of days that each party owned such real property during the relevant tax year.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         5.1. ORGANIZATION AND STANDING. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own, lease and operate and to carry on the business of the Station.

         5.2. AUTHORIZATION AND BINDING OBLIGATION. Seller has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation enforceable against Seller in accordance with its terms.

         5.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 7 and in Schedule 5.3 hereto, the execution, delivery and performance of this Agreement by Seller: (a) do not and will not violate any provisions of Seller's organizational documents; (b) do not and will not require the consent or approval of or any filing with any third party or governmental authority; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Seller is now subject.

         5.4. FCC AUTHORIZATIONS.

                  (a) Schedule 1.2(a) contains a true and complete list of the FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful conduct of the business and operation of the Station in the manner now conducted. The FCC Licenses are in full force and effect. All required FCC regulatory fees with respect to the FCC Licenses have been paid. The FCC licenses have been issued for the full terms customarily issued to a radio broadcast station in the State of Illinois, and the FCC Licenses are not subject to any condition except for conditions shown on the face of the FCC Licenses, applicable to radio broadcast licenses generally or otherwise disclosed in Schedule 1.2(a).

                  (b) Except as set forth in Schedule 1.2(a), to Seller's knowledge, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Station, other than proceedings affecting the radio broadcasting industry generally.

                  (c) Seller has no reason to believe that the FCC assignment contemplated herein might be challenged or might not be granted by the FCC in the ordinary course.

         5.5. TITLE TO AND CONDITION OF PERSONAL PROPERTY. At the Closing, Seller or Infinity-Illinois, as the case may be, will have good title in the Personal Property free and clear of all Liens. At the Closing, the Personal Property will be in good operating condition and repair (ordinary wear and tear excepted), will be performing satisfactory and will be in material compliance with the rules and regulations of the FCC and all other applicable federal, state and local statues,

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ordinances, rules and regulations. The operating equipment, at Closing, will be sufficient to permit the Station to operate in accordance with the FCC Licenses and the rules and regulations of the FCC.

         5.6. ASSUMED CONTRACTS. Seller has delivered to Buyer true and complete copies of all of the Assumed Contracts. At the Closing, all Assumed Contracts will be valid, binding and enforceable by Seller or Infinity-Illinois in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. At the Closing, Seller and Infinity-Illinois will have complied in all material respects with all Assumed Contracts. To Seller's knowledge, no other contracting party will be in material default under any of the Assumed Contracts as of the Closing. Except as set forth in Schedule 5.3, as of the Closing, Seller and Infinity-Illinois will have full legal power and authority to assign their rights under the Assumed Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability and continuity of any of the Assumed Contracts.

         5.7. LITIGATION. There is no claim, litigation, arbitration, proceeding or investigation pending or, to Seller's knowledge, threatened against or affecting the Station or the Station Assets in any court or before any arbitrator, or before or by any governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

         5.8. COMPLIANCE WITH LAWS. Except as disclosed on Schedule 5.8, Seller has complied in all material respects with, and is not in violation of any federal, state or local laws, regulations or orders relating to the operation of the Station. Without limiting the generality of the foregoing:

                  (a) The Station's transmitting and studio equipment is operating in accordance with the terms and conditions of the FCC Licenses and all underlying construction permits, and the rules, regulations and policies of the FCC, including, without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation.

                  (b) Seller has, in the conduct of the Station's business, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment, collective bargaining, pension and welfare benefit plans, and the payment of social security and similar taxes, and Seller is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

                  (c) Seller has received no notification from the FCC or any other governmental agency that Seller's employment practices fail to comply with established laws, rules and/or policies.

                  (d) All ownership reports, employment reports and other documents required to be filed by the Seller with the FCC have been so filed. Such items as are required to be placed in the Station's local public record files have been placed in such files. All proofs of performance and measurements that are required to be made by Seller with respect to the Station's transmission facilities have been completed and filed at the Station. All information contained in the foregoing documents is true, complete and accurate in all material respects.

         5.9. BROKER'S FEES. Neither Seller nor any person or entity acting on his behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Seller in connection with the transactions contemplated by this Agreement.

         5.10. BANKRUPTCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, are pending or threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

         5.11. UTILITIES. All utilities that are required for the current occupancy and use of the leased premises for the purpose for which such properties are presently being used by Seller, including, without limitation, electric, water, sewer, telephone and similar devices, have been connected and, to the knowledge of Seller, are in working order.

         5.12.  ASSETS FOR OPERATIONS.   At Closing, the Station's Assets will
constitute all tangible assets necessary for the operation of the Station by Buyer consistent with the FCC Licenses.

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



         5.13. FCC PROCESSING. There are no facts known to Seller that would delay the consummation of the transactions contemplated by this Agreement, beyond the date of consummation of the Merger and the asset exchange under the Cox Agreement and Seller has no reason to believe that the FCC Application might be challenged or might not be granted by the FCC in the ordinary course.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         6.1. ORGANIZATION AND STANDING. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to own, lease and operate the Station Assets and to carry on the businesses of the Station on and after the Closing Date.

         6.2. AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Buyer's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation enforceable against Buyer in accordance with its terms.

         6.3. FCC QUALIFICATIONS. Buyer is qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC to be the assignee of the FCC Licenses. There are no facts known to Buyer that would delay the consummation of the transactions contemplated by this Agreement based upon Buyer's qualifications. Buyer has no reason to believe that the FCC assignment contemplated herein might be challenged or might not be granted by the FCC in the ordinary course because of its qualifications. Buyer is financially qualified to consummate the transactions contemplated by this Agreement.

         6.4. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 7, the execution, delivery and performance of this Agreement by Buyer: (a) do not and will not violate any provision of Buyer's organizational documents; (b) do not and will not require the consent of any third party or governmental authority; (c) do not and will not violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Buyer is now subject.

         6.5. BROKER'S FEES. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than Media Venture Partners, and Buyer is responsible for paying any fees or commissions due to Media Venture Partners in connection with the transactions contemplated by this Agreement.

         6.6. BANKRUPTCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer are pending or threatened, and Buyer has made no assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

                                   ARTICLE 7

                             GOVERNMENTAL CONSENTS

         7.1. FCC APPLICATION. (a) The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Between the date of this Agreement and the Closing, Buyer shall not directly or indirectly, control the operation of the Station.

                  (b) No later than five (5) business days after the date of this Agreement, Buyer and Seller shall each prepare and jointly file a complete and grantable FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application in good faith and with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Application as expeditiously as practicable; provided, however, that neither Seller nor Buyer shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Seller or Buyer or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to ARTICLE 12 (Termination Rights).

                  (c) All FCC filing or grant fees shall be borne equally by Buyer and Seller. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Application to be prepared by it and in connection with the processing and defense of that application.

         7.2 COMPLIANCE WITH HSRA. Each party shall make or cause to be made in a timely fashion, and in any event within thirty (30) days following the date of this Agreement, all filings which are required in connection with the transactions contemplated hereby under the HSRA, and shall furnish to the other party all information that the other reasonably requests in connection with such filings. The transfer of the Station Assets hereunder is conditioned upon the expiration of the applicable waiting period under the HSRA without the institution or threat of any action with respect to the consummation of the transactions contemplated hereunder. Buyer and Seller shall split the cost of any HSRA filing fees. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of any HSRA filing to be prepared by it and in connection with the prosecution and defense of that filing; provided however, that Seller shall reimburse Buyer for all reasonable attorneys' fees and expenses incurred in responding on behalf of Buyer to any inquiry from the Federal Trade Commission or the Antitrust Division of the Department of Justice.

         7.3 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

Each party shall bear its own costs and expenses in connection with the preparation of any filings, documents or requests to be prepared by it in order to obtain such governmental consents, approvals or waivers and in connection with any prosecution or defense by it of such filings, documents or requests.

                                   ARTICLE 8

                                   COVENANTS

         8.1. CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:

                  (a) comply in all material respects with all laws and contractual obligations applicable to the Station or to the conduct of the business of the Station;

                  (b) perform all material obligations relating to the business of the Station;

                  (c) not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, except for assets consumed or disposed of in the ordinary course of business;

                  (d) maintain the Station Assets in customary repair, maintenance and condition, replace all items of equipment at time intervals consistent with prior practice, and repair or replace (subject to SECTION 8.5 (Risk of Loss)) any asset that may be damaged or destroyed with items of equal or greater value and utility unless Seller determines in good faith that such a repair or replacement is not necessary or useful for the continued operation of the Station; and

                  (e) not modify the Assumed Contracts, as amended through the date of this Agreement.

         8.2. NOTIFICATION.

                  (a) Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer of (i) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Seller to revoke, cancel, rescind, modify or fail to renew in the ordinary course any of the FCC Licenses or which challenges the transactions contemplated hereby, including any challenges to the FCC Application; (ii) the issuance of any order to show cause, notice of violation, notice of apparent liability or notice of forfeiture with respect to the Station; (iii) the submission, to Seller's knowledge, of any material complaint against the Station or Seller with respect to the Station or (iv) any notification from the Federal Trade Commission or the Department of Justice;

                  (b) Seller shall promptly notify Buyer of any developments that occur prior to Closing that cause or might cause a material adverse consequence to the assets or the operation of the Station; provided, however, that Seller's compliance with the disclosure requirement of SECTION 8.2 shall not release Seller of any obligations with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer's obligation under this Agreement;

                  (c) If Seller receives any fine, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Station's operation violates any rule or regulation of the FCC or any other governmental authority (an "Administrative Violation"), including, without limitation, any rules or regulations concerning the employment of labor or equal employment opportunity, Seller shall notify Buyer of the Administrative Violation, remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

         8.3. THIRD-PARTY CONSENTS. Between the date of this Agreement and the Closing Date, Seller shall use reasonable efforts to obtain the consent of any third party necessary for the assignment to Buyer of any of the Assumed Contracts; provided, that Seller shall not be obligated to pay any money to obtain such consent. In the event a consent or waiver required with respect to the assignment by Seller to Buyer of any of the Assumed Contract has not been obtained on or before the Closing Date, Seller shall use reasonable efforts to provide Buyer with the benefits of any such Assumed Contract (including, without limitation, permitting Buyer to enforce any rights of Seller under such Assumed Contract), and Buyer shall, to the extent Buyer is provided with the benefits of such Assumed Contract, perform all obligations of Seller thereunder.

         8.4. PRE-CLOSING EFFORTS. Between the date of this Agreement and the Closing, each party shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement. Neither party shall take any action which is materially inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. In particular, neither party shall take any action that would result in its disqualification to hold the FCC Licenses or in any way delay grant of the FCC Application or consummation of the transactions contemplated by this Agreement. Should either party become aware of any such fact or circumstance, such party shall promptly inform the other.

         8.5. RISK OF LOSS. The risk of loss or damage to the Station Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore any damaged or lost item of Personal Property to its prior condition as soon as possible and in no event later than the Effective Time, unless such item was obsolete and unnecessary for the continued operation of the Station consistent with past practice. If Seller is unable or fails to repair, restore or replace a lost or damaged item required to be repaired or replaced by Seller prior to the Closing, Buyer shall reimburse Buyer for the cost of the repair, restoration or replacement of such item incurred by Buyer after the Closing.

         8.6. CONFIDENTIALITY.

                  (a) Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, except where such information is known or available through other lawful sources or where its disclosure is required in accordance with applicable law. If the transactions contemplated hereby are not consummated for any reason, Buyer and Seller shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby.

                  (b) Except as required by the FCC in connection with the filing of the FCC application, without the prior consent of both Buyer and Seller, there shall be no public announcement relating to this Agreement or the transactions proposed herein.

         8.7. FURTHER ASSURANCES. Seller and Buyer shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

         8.8. ACCESS. Between the date hereof and the Closing Date, Seller shall give, upon prior reasonable notice, Buyer or representatives of Buyer (including consultants and advisors) reasonable access to the Station and its assets. It is expressly understood that, pursuant to this SECTION 8.8, Buyer, at its sole expense, shall be entitled to make such engineering and inspection of the Station and its assets as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Station in Seller's reasonable judgment.

         8.9. EMPLOYEE MATTERS. It is specifically understood and agreed that Buyer does not plan to offer employment to any of Station's employees on the Closing Date. Rather, Seller shall be responsible for and pay all termination, vacation and sick leave payments to all of its employees as of the Closing Date.

                                   ARTICLE 9

                              CONDITIONS PRECEDENT

         9.1. TO BUYER'S OBLIGATIONS. The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

                  (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i)  All representations and warranties made by
Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time) as if made on and as of that date, except to the extent changes are permitted under SECTION 8.1 of this Agreement.

                           (ii)  All of the terms, covenants and conditions to
be complied with and performed by Seller under this Agreement on or prior to Closing Date shall have been complied with or performed in all material respects.

                  (b) FCC CONSENT. The FCC Consent shall have been obtained and shall be effective.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) DELIVERIES. Seller shall have made or stand willing to make all deliveries required under SECTION 10.1.

         9.2 TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

                  (a)  REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i)  All representations and warranties made by
Buyer in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time) as if made on and as of that date.

                           (ii)  All of the terms, covenants and conditions to
be complied with and performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (b) FCC CONSENT. The FCC Consent shall have been obtained and shall be effective.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) ACQUISITION OF THE STATION. The asset exchange pursuant to the Cox Agreement shall have been consummated.

                  (e) MERGER. The Merger pursuant to the Merger Agreement shall have been consummated (or all conditions thereto shall have been satisfied and/or waived and such consummation shall be taking place on the same day as the Closing Date).

                  (f) DELIVERIES. Buyer shall have made or stand willing to make all the deliveries required under SECTION 10.2 and shall have paid or stand willing to pay the Purchase Price as provided in SECTION 2.2.

                                   ARTICLE 10

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

         10.1. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                  (a) a copy of the resolution of the board of directors of Seller, certified by an authorized officer of Seller, authorizing the execution, delivery and performance of this Agreement;

                  (b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

                     (i)   an assignment of the FCC Licenses;

                     (ii)  bills of sale for all Personal Property;

                     (iii) assignments of the Assumed Contracts, together with
                           all third party consents as provided in SECTION 8.3;

                  (c) if by the Closing the FCC Consent has not become a Final Order, an unwind agreement in the form attached at Exhibit B (the "Unwind Agreement") executed by Seller; and

                  (d) such other documents as may reasonably be requested by Buyer's counsel.

         10.2. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

                  (a) a copy of the resolution of the board of directors of Buyer, certified by an authorized officer of Buyer, authorizing the execution, delivery and performance of this Agreement;

                  (b) instruments, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer assumes the obligations, liabilities and commitments of Seller as provided in ARTICLE 3;

                  (c) immediately available wire transferred federal funds as provided in SECTION 2.2;

                  (d)  the Promissory Note executed by Buyer;

                  (e) if by the Closing the FCC Consent has not become a Final Order, the Unwind Agreement executed by Buyer; and

                  (f) such other documents as may reasonably be requested by Seller's counsel.

                                   ARTICLE 11

                           INDEMNIFICATION, SURVIVAL

         11.1. SELLER'S INDEMNITIES. From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from:

                  (a) any liabilities of Seller or its affiliates not assumed by Buyer under this Agreement;

                  (b) the breach of any covenant set forth in this Agreement to be performed prior to or after the Closing by Seller; or

                  (c) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby.

         11.2. BUYER'S INDEMNITIES. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from the failure of Buyer to perform any of its obligations under this Agreement or from the operation of Station by Buyer.

         11.3. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

                  (a) The party seeking indemnification under this ARTICLE 11 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, reasonably specifying (i) the factual basis for the claim, and (ii) the amount of the claim if then known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor if Claimant's failure has not materially prejudiced Indemnitor's ability to defend the claim or litigation.

                  (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30- day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim with counsel reasonably acceptable to Claimant, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for reasonable expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such a manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

         11.4. LIMITATIONS.

                  (a) Neither Seller nor Buyer shall have any obligation to the other party for any matter described in SECTION 11.1 or SECTION 11.2, as the case may be, except upon compliance by the other party with the provisions of this ARTICLE 11, particularly SECTION 11.3.

                  (b) Neither party shall be required to indemnify the other party under this ARTICLE 11 unless (i) written notice of a claim under this
ARTICLE 11 was received by the party within the pertinent survival period specified in SECTION 11.5 and (ii) unless and until the aggregate amount of claims against the party to which the other party (as a Claimant) is entitled to be indemnified under this Agreement exceeds $5,000, and then only for the excess over $5,000. Neither party shall have any liability to the other party under any circumstances for special, consequential, punitive or exemplary damages.

         11.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing covenants, indemnities and agreements and shall survive the Closing for a period of twelve (12) months after the Closing Date (the "Survival Period"). No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In any event such notice is given, the right to indemnification with respect thereto shall survive the Survival Period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

         11.6. SOLE REMEDY. After the Closing, the right to indemnification under this ARTICLE 11 shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement.

                                   ARTICLE 12

                               TERMINATION RIGHTS

         12.1. TERMINATION.

                  (a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                           (i) if the other party is in material breach of this
                  Agreement and such breach has been neither cured within ten
                  (10) days after written notice of such breach nor waived by the party giving such termination notice;

                           (ii) if there shall be in effect any order or decree
                  from the Department of Justice or any judgment, final decree or order that would prevent or make unlawful the Closing or if the FCC shall have released a hearing designation order requiring a formal hearing on the FCC Application; or

                           (iii) if the Closing has not occurred by
                  June 30, 1997.

                  (b) This Agreement may be terminated by mutual written consent of Buyer and Seller.

         12.2. EFFECT OF TERMINATION.

                  In the event of termination of this Agreement pursuant to
SECTION 12.1, this Agreement (other than SECTION 8.6 (Confidentiality), which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this ARTICLE 12 and in ARTICLE 13; provided, that nothing in this SECTION 12.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 13

                  REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE

         13.1. DEFAULT BY SELLER; SPECIFIC PERFORMANCE. Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. In such event, Buyer shall be entitled to obtain specific performance of the terms of this Agreement. In addition, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in ARTICLE 2 of this Agreement, but shall be ready, willing and able to do so.

         13.2. DEFAULT BY BUYER; LIQUIDATED DAMAGES. If Buyer breaches or defaults in its obligations under this Agreement, Seller may pursue any legal or equitable remedies available to it and shall be entitled to obtain from Buyer court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder.

                                   ARTICLE 14

                                OTHER PROVISIONS

         14.1. TRANSFER TAXES AND EXPENSES. All recordation, transfer, documentary, excise, sales or use taxes or fees imposed on this transaction shall be split by Buyer and Seller. Except as otherwise provided in this Agreement, each party shall be solely responsible for and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         14.2. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that Seller may, without the consent of Buyer, assign its rights hereunder, together with the FCC Licenses and other of the Station Assets owned or held by Seller, to a trust of which Seller or its affiliates is the sole beneficiary (the "Disposition Trust"), whether directly or through a transfer of such rights and assets to a subsidiary which is then conveyed to such trust, all in accordance with applicable FCC rules and regulations.

         14.3. ENTIRE AGREEMENT; SCHEDULES; AMENDMENT; WAIVER. This Agreement, and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         14.4. HEADINGS. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         14.5. COMPUTATION OF TIME. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

         14.6. GOVERNING LAW; WAIVER OF JURY TRIAL. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of law. BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver. Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

         14.7. ATTORNEYS' FEES. In the event of any dispute between the parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing party for its reasonable attorneys' fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.

         14.8. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14.9. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request.

If to Seller:

         c/o Infinity Broadcasting Corporation
         600 Madison Avenue, 4th Floor
         New York, NY 10022
         Attention:        Mr. Mel Karmazin
         Telephone:        212-750-6400
         Facsimile:        212-888-2959

With a copy (which shall not constitute notice) to:

         Leventhal, Senter & Lerman
         2000 K Street, N.W., Suite 600
         Washington, D.C. 20006-1809
         Attention:        Steven A. Lerman, Esq.
         Telephone:        202-429-8970
         Facsimile:        202-293-7783

If to Buyer:

         Mr. Raul Alarcon, Jr.
         Spanish Broadcasting System, Inc.
         26 West 56th Street
         New York, NY 10019
         Telephone:        212-541-9200
         Facsimile:        212-541-6904

With a copy (which shall not constitute notice) to:

         Kaye Scholer Fierman Hays & Handler, LLP
         901 15th Street, N.W., Suite 1100
         Washington, D.C.  20005
         Attention:        Jason L. Shrinsky, Esq.
         Telephone:        202-682-3500
         Facsimile:        202-682-3580

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

         14.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         14.11. EXCLUSIVE DEALINGS. For so long as this Agreement remains in effect, if Buyer is not in breach, neither Seller, its officers, directors or employees, nor any person acting on Seller's behalf, shall directly or indirectly solicit or initiate any offer from, or conduct any negotiations with, any person other than Buyer concerning the acquisition of the Station.

                                   ARTICLE 15

                                  DEFINITIONS

         15.1. DEFINED TERMS. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "Agreement" shall mean this Asset Purchase Agreement.

         "Act" shall have the meaning set forth in the preamble of this Agreement.

         "Assumed Contracts" shall have the meaning set forth in SECTION 1.2.

         "Buyer" shall have the meaning set forth in the preamble to this Agreement.

         "Claimant" shall have the meaning set forth in SECTION 11.3.

         "Closing" shall have the meaning set forth in SECTION 1.1.

         "Closing Date" shall mean the date on which the Closing is completed.

         "Cox Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "Disposition Trust" shall have the meaning set forth in SECTION 14.2.

         "Effective Time" shall have the meaning set forth in SECTION 3.1.

         "FCC" shall have the meaning set forth in the preamble to this Agreement.

         "FCC Application" shall mean the application that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses from Seller to Buyer.

         "FCC Consent" shall mean the action by the FCC granting the FCC Application.

         "FCC Licenses" shall have the meaning set forth in SECTION 1.2.

         "Final Order" shall mean action by the FCC, with respect to the FCC Application (i) which has not been vacated, reversed, stayed, or suspended;
(ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending; and (iii) as to which the time for filing any such appeal request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

         "GAAP" shall mean generally accepted accounting principles, consistently applied.

         "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act 1976, as amended, and the regulations adopted thereunder.

         "Indemnitor" shall have the meaning set forth in SECTION 11.3.

         "Infinity" shall have the meaning set forth in the preamble to this Agreement.

         "Liens" shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, conditional sales agreements, leases, encumbrances, claims, or other defects of title, but shall not include
(i) liens for current taxes not yet due and payable, (ii) other liens imposed by law (such as materialman's, mechanic's, carrier's, worker's and repairman's liens) arising in the ordinary course of business (provided that such liens do not interfere in any material respect with the use of the Station Assets as currently used), (iii) valid leases or subleases to third parties with respect to property not used in the operation of the Station, and (iv) defects in title or other matters that are not material to the owner or lessee, as the case may be.

         "Main Studio Equipment" shall have the meaning set forth in
SECTION 1.2.

         "Main Studio and Transmitter Site Leases" shall have the meaning set forth in SECTION 1.2.

         "Merger" shall have the meaning set forth in the preamble to this Agreement.

         "Merger Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "Notice of Disagreement" shall have the meaning set forth in SECTION
4.2.

         "Office Space Lease" shall have the meaning set forth in SECTION 1.2.

         "Personal Property" shall have the meaning set forth in SECTION 1.2.

         "Prime Rate" shall mean the "prime rate" as published daily in the Money Rates column of the Wall Street Journal (or the average of such rates if more than one rate is indicated).

         "Promissory Note" shall mean a promissory note in the amount of $3,000,000 in substantially the form attached at Exhibit A.

         "Proration Schedule" shall have the meaning set forth in SECTION 4.2.

         "Purchase Price" shall have the meaning set forth in SECTION 2.1.

         "Referee" shall have the meaning set forth in SECTION 4.2.

         "Seller" shall have the meaning set forth in the preamble to this Agreement.

         "Seller's Proration Amount" shall have the meaning set forth in
SECTION 4.2.

         "Station" shall have the meaning set forth in the preamble to this Agreement.

         "Station Assets" shall mean the assets to be transferred to Buyer hereunder, as more fully specified in SECTION 1.2.

         "Survival Period" shall have the meaning set forth in Section 11.5.

         "To Buyer's knowledge," or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Buyer.

         "To Seller's knowledge," or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Seller.

         "Transmitter Site Equipment" shall have the meaning set forth in
SECTION 1.2.

         "Unwind Agreement" shall mean an unwind agreement in the form attached at Exhibit B.

         "Westinghouse" shall have the meaning set forth in the preamble to this Agreement.

         15.2. MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms apply to females; feminine terms apply to males. The term "includes" or "including" is by way of example and not limitation.

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

                                        SELLER:

                                        INFINITY HOLDINGS CORP. OF ORLANDO

                                        By: /s/ MEL KARMAZIN
                                           -----------------------------------
                                           Name: Mel Karmazin
                                                ------------------------------
                                           Title: President/CEO
                                                ------------------------------

                                        BUYER:

                                        SPANISH BROADCASTING SYSTEM, INC.

                                        By: /s/ PAUL ALARCON
                                           -----------------------------------
                                           Name: Paul Alarcon
                                                ------------------------------
                                           Title: President
                                                ------------------------------